EXHIBIT 15.2



                             DISTRIBUTION AGREEMENT


             AGREEMENT made this 2nd day of March, 1996 between The Hennessy Management Co., L.P., a California limited partnership (hereinafter called the "Adviser"), and Edward J. Hennessy, Incorporated, a California corporation (hereinafter called the "Distributor").

                              W I T N E S S E T H;

             WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 and serves as investment adviser to The Hennessy Funds, Inc. (the "Fund"), an open-end management investment company under the Investment Company Act of 1940;

             WHEREAS, the Adviser has been authorized by the Fund to retain a distributor for the shares of the Fund's Common Stock (the "Shares") pursuant to the Fund's Service and Distribution Plan (the "Plan") under the Investment Company Act of 1940;

             WHEREAS, the Distributor is a registered broker-dealer under state and federal laws and regulations and is a member of the National Association of Securities Dealers, Inc.; and

             WHEREAS, the Adviser desires to retain the Distributor as the distributor of the Shares.

             NOW, THEREFORE, the Adviser and Distributor mutually agree and promise as follows:

             1.   Appointment of Distributor.

             The Adviser hereby appoints the Distributor as the distributor of the Shares in jurisdictions wherein the Shares may legally be offered for sale.

             2.   Acceptance; Services of Distributor.

             The Distributor hereby accepts appointment as distributor for the Shares and agrees that it will use its best efforts with reasonable promptness to sell such part of the authorized Shares remaining unissued as from time to time shall be effectively registered under the Securities Act of 1933 at prices determined as hereinafter provided and on terms hereinafter set forth.

             3.   Manner of Sale; Compliance with Securities Laws and
   Regulations.

                  a. The Distributor shall sell Shares to prospective purchasers in such manner, not inconsistent with the provisions hereof and the then effective Registration Statement of the Fund under the Securities Act of 1933 (and then current prospectus and statement of additional information). The Distributor shall cause subscriptions for Shares to be transmitted to the Fund's custodian in accordance with the Share Purchase Application then in force for the purchase of Shares. All such Share Purchase Applications are subject to acceptance or rejection by the Fund. Shares are to be sold for cash, payable at the time the Share Purchase Application and payment for such Shares are received by the Fund's custodian.

                  b. The Adviser will furnish to the Distributor from time to time such information with respect to the Fund and its Shares as the Distributor may reasonably request for use in connection with the sale of the Shares. The Distributor agrees that it will not use or distribute any statements, other than those contained in the Fund's current prospectus and statement of additional information, except such supplemental literature or advertising as shall be lawful under federal and state securities laws and regulations, and that shall have been approved by the Fund.

                  c. In selling the Shares, the Distributor will in all respects conform to the requirements of all state and federal laws, rules and regulations and the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and will indemnify and hold harmless the Fund and each person who has been, is or may hereafter be a director or officer of the Fund from any damage or expense on account of any wrongful act by the Distributor or any employee, representative or agent of the Distributor. The term "expense" includes amounts paid in satisfaction of judgments or in settlement.

             4.   Price of Shares.

             All Shares offered for sale or sold by the Distributor shall be sold at the net asset value per share as determined in the manner provided in the Fund's Registration Statement and then current prospectus and statement of additional information.

             5.   Registration of Shares and Distributor.

                  a. The Adviser agrees that the Fund will use its best efforts to keep effectively registered under the Securities Act for sale as herein contemplated the Shares.

                  b. The Adviser agrees that the Fund will execute any and all documents and furnish any and all information which may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may reasonably request (it being understood that the Fund shall not be required without its consent to comply with any requirement which in the Fund's opinion is unduly burdensome).

                  c. Notwithstanding any other provision hereof, the Distributor agrees that the Fund may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

             6.   Expenses; Compensation of Distributor.

                  a. The Adviser agrees that the Fund will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of any registration of the Shares under the Securities Act of 1933, expenses of qualifying or continuing the qualification of the Shares for sale under the laws of such states as may be designated by the Distributor under the conditions herein specified, and expenses incident to the issuance of Shares, such as the cost of share certificates, issue taxes and fees of the transfer agent. The Adviser will pay all other expenses incident to the sale and distribution of the Shares issued or sold hereunder, including, without limiting the generality of the foregoing, all (a) expenses of printing and distributing or disseminating any other literature, advertising and selling aids in connection with such offering of the Shares for sale (except that such expenses shall not include expenses incurred by the Fund in connection with the preparation, printing and distribution of any report or other communication to holders of Shares in their capacity as such) and (b) expenses of advertising in connection with such offering.

                  b. The Adviser shall pay a fee equal to 1% of the net asset value of all Shares sold other than Shares sold pursuant to the reinvestment of dividends. The Distributor acknowledges that such obligation is solely the obligation of the Adviser and not the obligation of the Fund. If any Shares are redeemed within one month after the date of original purchase, the Distributor shall repay to the Adviser the fee earned with respect to the original sale of such Shares; provided, however, that such fees shall not be required to be repaid in the event of death or disability of the shareholder. In determining whether the Distributor is required to repay fees with respect to a redemption of less than all of a shareholder's Shares, Shares which have been held for one month will be considered to have been redeemed first and then other Shares in the order purchased.

             7.   Duration and Termination.

                  a. This Agreement shall become effective on March 2, 1996 and shall continue in effect until March 2, 1997, and shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) the vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding Shares, provided that in either event its continuance is also approved by a majority of the Fund's directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

                  b. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Fund's Board of Directors, or by vote of the holders of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding Shares, or by the Distributor, in each case, upon sixty
   (60) days' written notice to the other party and shall terminate automatically in the event of its assignment (as defined in said Act).

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                 THE HENNESSY MANAGEMENT CO., L.P.

                                 By:  Edward J. Hennessy, Incorporated
                                      General Partner


                                 By:  _________________________________
                                      President



                                 THE HENNESSY FUNDS, INC.


                                 By:  __________________________________
                                      President